Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 15, 2017 (May 24, 2017 as to Notes 1, 4 and 25), relating to the consolidated financial statements of DCP Midstream, LP and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the retrospective adjustment for the acquisition of 100% of the ownership interest in the DCP Midstream Business from DCP Midstream, LLC on January 1, 2017, which has been accounted for in a manner similar to a pooling of interests), appearing in the Current Report on Form 8-K of DCP Midstream, LP dated May 25, 2017, and our report dated February 15, 2017 relating to the effectiveness of DCP Midstream, LP and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of DCP Midstream, LP for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

November 8, 2017